Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 1st day of January 2003, (the “Effective Date”) by and between MEDecision, Inc., a Pennsylvania corporation (the “Company”), and David St. Clair, an individual (“Executive”).

WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive wish to memorialize the terms of Executive’s continued employment by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment. The Company shall continue to employ Executive as Chief Executive Officer of the Company, or in such other capacity and with such other responsibilities as Company and Executive may mutually agree, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2. Term. The term of Executive’s employment hereunder shall be for a period of three (3) years, commencing on the Effective Date, and shall be automatically extended for additional one (1) year periods. The term of Executive’s employment hereunder is subject to earlier termination as hereafter specified. This Agreement shall be renewed automatically for succeeding terms of one (1) year each unless either party gives notice to the other at least sixty (60) days prior to the expiration of any term of said party’s intention not to renew this Agreement.

3. Commitment and Duties.

3.1. Commitment. Executive will apply his best efforts to his duties and obligations hereunder and will devote his entire working time to the business and affairs of the Company. Executive will not, in any capacity, engage in other business activities or perform services for any other individual, firm or corporation without the prior written consent of the Company; provided, however, that without such consent, Executive may engage in charitable, public service and personal investment activities, so long as, in the judgment of the Company’s Board of Directors (the “Board”), such activities do not interfere with Executive’s performance of his duties and obligations hereunder. At the Effective Date of this Agreement, the Company has consented to Executive’s duties as an advisor and director of Solstice Software.

3.2. Duties. Executive will perform all duties and functions customarily performed by the Chief Executive Officer, or such other capacity as mutually agreed to by Company and Executive, of a business of the size and nature similar to that of the Company, and such other employment duties as the Board shall assign to him from time to time.

4. Compensation.

4.1. Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base annual salary of $275,000 (as adjusted herein, the “Base Salary”), which shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies. The Base Salary will be adjusted as follows:

Adjustment Date	Base Salary

January 1, 2004	$287,500
January 1, 2005	$300,000

If Executive remains employed after December 31, 2006, his Base Salary will be reviewed by the Compensation Committee of the Board (the “Committee”) at least annually and may be increased by the Committee from time to time.

4.2. Annual Bonuses. In addition to the Base Salary, Executive may earn annual bonuses based on his performance and the performance of the Company. The amount of each such bonus will be determined by the Committee, in its sole discretion, and may be determined with reference to performance targets established in advance by the Committee. With respect to the year ending December 31, 2003, the Committee established a Management Incentive Plan (the “MIP”) to specify targets for that year. Therefore, any annual bonus payable to Executive with respect to 2003 will be payable in accordance with the MIP. With respect to subsequent years, the Committee may continue the MIP, revise the MIP or adopt a different approach altogether, but in any case, Executive will be eligible to receive an annual bonus with respect to each fiscal year of the Company that ends during his employment.

4.3. Bonus Stock Options. For each calendar year ending during the term of this Agreement, Executive will be eligible to receive additional equity incentive awards based on his performance during that year. The type of award (if any), the number of shares subject to each such award, the vesting provisions and all other terms and conditions of each such award will be determined by the Committee, in its discretion. Each such additional award will be evidenced by a separate award agreement.

4.4. Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s employees, including, but not limited to, any group life insurance, hospitalization, disability, medical, dental, pension, profit sharing, savings and stock bonus plans. Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

4.5. Expenses. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers.

4.6. Use of Automobile. Executive will be provided the use of an automobile for business and limited personal use. Additionally, the Company will be responsible for insurance and other expenses related to the use of the vehicle.

5. Annual Vacation. Executive shall be entitled to thirty (30) days vacation time each year without loss of compensation. Accruals and limitations of accruals shall be consistent with the published policies of the Company. Executive will also entitled to other personal time, holiday time, etc. in accordance with published policies of the Company.

6. Proprietary Matter. Except as permitted or directed by the Company, Executive shall not during the term of his employment or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company (“Proprietary Matter”) which Executive has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer, distributor or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or non-public aspects of the business of the Company. Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of Proprietary Matter to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

7. Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.

8. Protective Provisions.

8.1. Competitive Activities. During the term of this Agreement and for two (2) years thereafter, Executive shall not in the continental United States of America, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business engaged in the provision of integrated medical management services or technology-based clinical decision support or transaction management services to payers or in such other activity as the Company is then engaged (a “Competing Business”). Notwithstanding the foregoing, the Executive may hold up to 4.9% of the outstanding securities of any class of any publicly-traded securities of any company.

8.2. Solicitation of Customers and Employees. During his employment by the Company and for two (2) years thereafter, Executive will not, either directly or indirectly, on his own behalf or in the service or on behalf of others:

8.2.1. solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business any customer or client of the Company, or any person or entity whose account has been solicited by the Company;

8.2.2. influence or attempt to influence any person to terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company; or

8.2.3. employ or retain, without the express written consent of the Company, any individual who has been employed or engaged as an employee, consultant, agent or distributor of the Company within the preceding 12 months.

9. Enforcement of Protective Provisions.

9.1. Acknowledgements. Executive acknowledges that the provisions of Section 8 (the “Protective Provisions”) are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the duration and geographic scope of the Protective Provisions are reasonable given the nature of this Agreement and the position Executive holds within the Company. Executive further acknowledges that the Protective Provisions are included herein in order to induce the Company to continue to employ him pursuant to this Agreement and that the Company would not entered into this Agreement or otherwise enhanced the terms of his employment in the absence of the Protective Provisions. Finally, Executive acknowledges that the Protective Provisions may be assigned by the Company to the extent provided in Section 14 and will apply without regard to whether any termination of his employment is initiated by the Company or Executive, and without regard to the reason for that termination.

9.2. Remedies.

9.2.1. Specific Enforcement. Executive acknowledges that any breach by him, willfully or otherwise, of the Protective Provisions will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Executive, the Company shall have the right to enforce the Protective Provisions by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

9.2.2. Judicial Modification. If any court determines that any of the Protective Provisions, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

9.2.3. Disclosure of Protective Provisions. Executive agrees to disclose the existence and terms of the Protective Provisions to any employer that Executive may work for during the two year period following any termination of his employment.

9.2.4. Extension of Restricted Period. If Executive breaches the Protective Provisions in any respect, the restrictions contained therein will be extended for a period equal to the period that Executive was in breach.

10. Termination Prior to Expiration of the Term. The employment of Executive hereunder may be terminated by Executive or the Company at any time prior to the expiration of the term of this Agreement, subject to this Section 10. Except as provided in Section 11 (with respect to certain terminations following a Change in Control), Executive’s entitlements upon termination will be limited to the payments specified in this Section 10.

10.1. For Cause. The Company may terminate Executive’s employment at any time for “Cause” (as defined below) immediately upon written notice to Executive specifying the basis for such termination. If Executive is terminated by the Company for Cause (or if Executive resigns in anticipation of a termination for Cause), Executive shall not be entitled to any compensation other than Base Salary accrued through the date of termination.

10.2. Death or Disability. If Executive’s employment terminates due to his death or Disability (as defined below), he or his estate, personal representative or other successor (as applicable) will be entitled to his Base Salary accrued through the date of termination, any earned but unused personal time off, as computed in accordance with the personnel policies then in effect (“PTO”), any annual bonus earned but not yet paid with respect to a calendar year ending prior to the date of such termination and any life or disability insurance benefits payable under the Company’s welfare benefit plans.

10.3. Resignation. The Executive may resign his employment by the provision of written notice. The effective date of such a resignation may not be earlier than 30 days following the delivery of such written notice to the Company (unless, following receipt of such a resignation, the Company specifies an earlier effective date). If Executive resigns from the Company, Executive will be entitled to receive his Base Salary accrued through the effective date of termination and any earned but unused PTO.

10.4. Without Cause. The Company may terminate Executive’s employment at any time without Cause immediately upon written notice to Executive. If Executive is terminated by the Company without Cause, the Company will pay to Executive:

10.4.1. any accrued but unpaid Base Salary;

10.4.2. any earned but unused PTO;

10.4.3. any annual bonus earned but not yet paid with respect to a calendar year ending prior to the date of such termination; and

10.4.4. monthly severance payments equal to one-twelfth Executive’s Base Salary (as in effect immediately prior to his termination) for a period of one year.

11. Termination Following a Change in Control.

11.1. Involuntary Termination or Termination Without Cause. If Executive’s employment with the Company terminates within eighteen (18) months after a Change of Control as a result of an Involuntary Termination or a termination by the Company without Cause, then in lieu of any payments or benefits under Section 10 above, Executive will be entitled to receive:

11.1.1. any accrued but unpaid Base Salary;

11.1.2. any earned but unused PTO;

11.1.3. any annual bonus earned but not yet paid with respect to a calendar year ending prior to the date of such termination;

11.1.4. a lump sum payment equal to 1.5 times the greater of: (a) the Executive’s annual Base Salary at the time of the Change of Control, or (b) the Executive’s annual Base Salary at the time of such termination;

11.1.5. waiver of the applicable premiums otherwise payable for any COBRA continuation coverage elected by Executive and/or his eligible dependents under the Company’s group health plans in connection with Executive’s termination of employment for a period of 12 months; and

11.1.6. with respect to all options to purchase stock of the Company and all shares of restricted stock of the Company held by Executive at the time of his termination, full acceleration of the vesting and exercisability of such options and full acceleration of the lapse of any forfeiture conditions applicable to any such shares of restricted stock.

11.2. Limitation on Payments. In the event that any amount payable to Executive by the Company or any of its affiliates (whether under this Agreement or otherwise) (i) constitutes a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code’) and (ii) but for this Section 11.2, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payment(s) will be either:

(i) delivered in full, or

(ii) delivered to such lesser extent as would result in no portion of such payment(s) benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount, notwithstanding that all or some portion of such payment may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this section shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”), in good faith consultation with Executive. If a reduction is required in accordance with this section, cash payments will be reduced before any acceleration of vesting or forfeiture conditions are eliminated and future payments will be reduced before amounts that are immediately payable. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

11.3. Remedy for Overpayment. If Executive’s benefits are reduced to avoid the Excise Tax pursuant to Section 11.2 hereof and, notwithstanding such reduction (and but for the application of this section), the IRS determines that Executive is liable for the payment of an Excise Tax, then any payments made to Executive in excess of the largest amount that would not trigger an Excise Tax will be deemed a loan, which loan Executive will be obligated to immediately repay to the Company with interest at the applicable federal rate provided for in Section 1274(d) of the Internal Revenue Code.

12. Termination Payments Contingent on Release; Offset

12.1. Release. The termination payments and benefits described in Sections 10 and 11 are in lieu of and not in addition to any other severance arrangement maintained by the Company. Notwithstanding any other provision of this Agreement, the termination payments described in Sections 10 and 11 are conditioned on Executive’s execution and delivery to the Company of a release substantially identical to that attached hereto as Exhibit A in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any similar state law (the “Release”). The termination payments described in Sections 10 or 11 (as applicable) will commence following Executive’s execution and delivery of the Release, as soon as that Release becomes irrevocable.

12.2. Offset. Any Base Salary, severance payments or other obligations otherwise payable by the Company to Executive upon his termination may be offset by any obligation of Executive to the Company.

13. Surrender of Records and Property. Upon termination of his employment with the Company for any reason, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property of the Company and Proprietary Matter, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

14. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement.

15. Indemnification. Executive will be entitled to indemnification for acts performed as an employee of the Company to the extent provided in the Company’s Bylaws, as in effect from time to time.

16. Miscellaneous.

16.1. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

16.2. Entire Agreement This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

16.3. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of the Agreement and intending to be bound by this provision, Executive hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

16.4. Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement.

16.5. Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

16.6. Successors. The terms of this Agreement and all rights of the Company hereunder shall inure to the benefit of, and be enforceable by, the Company, any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or any permitted assignee of the Company or its successor. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.7. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

16.8. No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

16.9. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

16.10. Survival. Sections 6 through 9 of this Agreement will survive the expiration of this Agreement.

16.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all which together shall be deemed to be one and the same instrument.

17. Definition of Terms. The following capitalized terms referred to in this Agreement shall mean:

17.1. Cause means any of the following:

17.1.1. commission of a felony or an act of fraud, theft, embezzlement or other gross misconduct;

17.1.2. misuse, misappropriation or disclosure of any of the Proprietary Matter, directly or indirectly, or use of it in any way, except as required or permitted in the course of Executive’s employment;

17.1.3. willful or reckless conduct which endangers the safety of other persons or property during the course of employment or while on premises leased or owned by the Company;

17.1.4. conviction of alcohol abuse or the use of illegal drugs;

17.1.5. material breach by Executive of this Agreement or of any duty owed to the Company or its shareholders, which breach is not cured within ten (10) days following delivery to Executive of written notice identifying the actions, omissions or occurrences constituting such breach; or

17.1.6. material refusal by Executive to perform his duties hereunder, which refusal is not cured within 30 days following delivery to Executive of written notice identifying the actions, omissions or occurrences constituting such failure or refusal.

For purposes of this Agreement, termination “without Cause” shall mean termination of employment by the Company on any basis other than for Cause or as a result of Executive’s death or Disability (as defined below).

17.2. Change of Control means the occurrence of any of the following events:

17.2.1. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding persons who are shareholders of the Company on the Effective Date and the affiliates of such shareholders) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, whether by tender offer or otherwise; or

17.2.2. The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

17.2.3. The liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

17.3. Disability means a mental or physical condition that will entitle Executive to benefits under the Company’s disability plan (or, if the Company does not maintain such a plan, a mental or physical condition that causes Executive to be absent from work for 30 days out of any consecutive 90 day period).

17.4. Involuntary Termination means any of the following:

17.4.1. the assignment to Executive of duties or responsibilities materially inconsistent with his status as the Company’s Chief Executive Officer;

17.4.2. a material, adverse change in Executive’s title or authority;

17.4.3. a material reduction by the Company in Executive’s Base Salary; or

17.4.4. the relocation of Executive to a facility or a location more than 50 miles from Executive’s then present worksite, without Executive’s express written consent.

However, the foregoing events or conditions will constitute an Involuntary Termination only if the Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection and the Executive resigns his employment within 60 days following the expiration of that cure period.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first set forth above.

MEDecision, INC.
By:	/s/ Carl E. Smith

Name & Title:	Carl E. Smith Chief Financial Officer

DAVID ST. CLAIR
/s/ David St. Clair

Exhibit A

RELEASE AND NON-DISPARAGEMENT AGREEMENT

THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the ___ day of _______, ____ by and between David St. Clair (the “Executive”) and MEDecision, INC. (the “Company”).

WHEREAS, the Executive’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to Section [10][11] of the Employment Agreement by and between the Company and the Executive dated as of January 1, 2003 (the “Employment Agreement”), the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Consideration. The Executive acknowledges that: (a) the payments set forth in Section [10][11] of the Employment Agreement constitute full settlement of all his rights under the Employment Agreement, (b) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence. of his execution of this Release, the payments specified in Section [10][11] of the Employment Agreement would not otherwise be due to the Executive.

2. Release and Covenant Not to Sue.

2.1 The Executive hereby fully and forever releases and discharges the Company (including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2 The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company (including for purposes of this Section 2.2, its parents, affiliates and subsidiaries) and that he has not assigned any claim against the Company or any affiliate to any other person or entity. The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3 The foregoing will not be deemed to release the Company from (i) claims solely to enforce this Release, (ii) claims solely to enforce Section [10][11] of the Employment Agreement, or (iii) claims solely to enforce the terms of any equity incentive award agreement between the Executive and the Company, or (iv) claims for indemnification under the Company’s By-Laws, under any indemnification agreement between the Company and the Executive or under any similar agreement.

3. Protective Provisions. The Executive acknowledges that restrictive covenants contained in Sections 8 and 9 of the Employment Agreement will survive the termination of his employment. The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

4. Non-Disparagement. The Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation. Similarly, The Executive will not disparage the Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company’s directors, officers, agents or employees.

5. Cooperation. The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which the Executive was involved during his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

6. Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company.

7. Challenge. If the Executive violates or challenges the enforceability of any provisions of the Protective Provisions or this Release, no further payments, rights or benefits under Section [10][11] of the Employment Agreement will be due to the Executive.

8. Miscellaneous.

8.1 No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.

8.2 No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

8.3 Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, executors, administrators and heirs.

The Executive not may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4 Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5 Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.6 Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

8.7 Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case as of the date first above written.

MEDecision, INC.
By:

Name & Title:

DAVID ST. CLAIR